EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") made as of January 1, 2002, is entered into by Interstate General Company, L.P. ("IGC"), a Delaware limited partnership, with its principal place of business at Two West Washington Street, Middleburg, Virginia 20118, and James J. Wilson ("Wilson").

W I T N E S S E T H

WHEREAS, IGC desires to employ Wilson and Wilson desires to be employed by IGC on the terms hereinafter set forth,

NOW, THEREFORE, in consideration of the undertakings of the parties as hereafter set forth which each of the parties hereto acknowledges to the other constitute good and sufficient legal consideration binding them to the terms hereof, the parties agree as follows:

    Title and Responsibilities. Wilson shall serve as chairman of the board and chief executive officer of IGC. Wilson shall have such other authority and responsibilities as may be delegated to him by the Board of Directors of IGC's managing general partner, Interstate General Management Corporation ("IGMC"), a Delaware corporation. Wilson agrees to devote substantial, but not exclusive, time during normal business hours to the performance of his duties under this Agreement. IGC acknowledges that Wilson will also perform services from time to time on behalf of IGC's affiliates including but not limited to Equus Gaming Company L.P. ("Equus"), a Delaware limited partnership, and various family business interests of Wilson, but only to the extent that such undertakings by Wilson do not conflict with his duties and responsibilities under this Agreement. Wilson agrees to abide by the decision of a majority of the Independent Directors defined herein with respect to any such conflict and shall desist from any such activity that a majority of the Independent Directors deems to be inconsistent or conflict with the faithful discharge by Wilson of his duties and responsibilities under this Agreement. For purposes of this Agreement, the term Independent Directors shall mean those persons serving as directors of IGMC other than (i) James J. Wilson, (ii) members of the family of James J. Wilson, or (iii) officers or employees of IGC or an affiliate of IGC. An affiliate of IGC shall be any corporation, partnership, limited liability company or other entity in which persons owning a 25 percent or greater equity interest also own a 25 percent or greater equity interest in IGC.

  Term of Employment. Wilson's employment under this Agreement shall commence effective January 1, 2002, and shall continue thereafter from year to year unless sooner terminated by notice given not later than 30 days before the end of each calendar year (effective January 1 of the following calendar year) by Wilson to IGC or by IGC to Wilson. Such notice by IGC to Wilson shall require the affirmative vote of a majority of the Independent Directors.

  Salary. IGC shall pay Wilson for his services under this Agreement an annual salary of $500,000 payable in arrears in monthly or semi-monthly installments in accordance with IGC's then existing payroll practice for executive employees. Wilson is currently receiving annually consulting fees in the amount of $200,000 from American Community Properties Trust ("ACPT"), a Maryland business trust. Wilson represents that he has directed and will continue to direct ACPT to pay the foregoing consulting fees to IGC to be applied to (but not in addition to) Wilson's annual salary to be paid by IGC under this Agreement. In addition, Wilson agrees that to the extent that he performs services for Equus, he will cause Equus to reimburse IGC for that portion of his time spent on behalf of Equus, such payments to be made monthly in arrears. For example, if Wilson spends 25 percent of his time during a calendar month on behalf of Equus, he will cause Equus to pay to IGC $10,416. The foregoing determination as to the time spent by Wilson on behalf of Equus shall be made by Wilson, in good faith, subject to review and approval by a majority of the Independent Directors.

  Other Benefits. In addition to the salary to be paid to Wilson as set forth in Section 3 hereof, he shall be entitled to participate, if otherwise eligible, in all IGC insurance programs generally available to IGC executives, and shall be provided with an automobile of his choice (a Lincoln sedan or equivalent) for his use. In addition, Wilson shall be reimbursed by IGC for reasonable business expenses incurred by him on behalf of IGC, including travel, lodging and meals for which purpose he will be provided with an IGC credit card. Wilson agrees that to the extent that such IGC credit card is used by him other than for reasonable expenses incurred on behalf of IGC, he shall reimburse IGC or cause Equus, or any other entity on behalf of whom he incurs such expenses, to reimburse IGC monthly in arrears.

  5. Early Termination. In all events this Agreement shall terminate upon the death or incapacity of Wilson. Wilson shall be considered to be incapacitated, for purposes of this Agreement, if he is unable to perform his normal services under this Agreement for a continuous period of 90 or more days, in which event termination shall occur at the end of such 90-day period. This Agreement may also be terminated for cause by a majority of the Independent Directors. For purposes of this Agreement "cause" shall be limited to (a) willful, reckless or grossly negligent inattention to his duties under this Agreement, (b) unethical conduct injurious to IGC, (c) conviction of a felony or other crime involving theft, fraud or moral turpitude and/or (d) any action in violation of Wilson's fiduciary duties under this Agreement. The termination of Wilson's employment for cause shall require a decision by a majority of the Independent Directors.

  6. Indemnification. IGC agrees to indemnify Wilson with respect to the performance of his duties under this Agreement to the full extent permitted by the laws of Delaware subject to the terms of the Third Amended and Restated Limited Partnership Agreement of IGC.

      Arbitration. Any dispute or controversy arising between IGC and Wilson under this Agreement shall be submitted to binding arbitration upon the written request of Wilson or IGC, such arbitration to take place before the arbitrator under the administration of and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). In the event of such dispute or controversy, Wilson and IGC shall agree on a single arbitrator or if they fail to do so within 60 days of notice by either party to the other invoking the provisions hereof, either party may request that the AAA shall designate the arbitrator. The arbitration shall be held in the Washington Metropolitan Area. A judgment upon an arbitration award may be entered in any court having jurisdiction thereof.

  Notices. Notice required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon receipt (or refusal to accept delivery) and shall be made by facsimile, overnight courier, or by registered or certified mail, return receipt requested.

  Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to Wilson's employment by IGC and supersedes any prior agreement or understanding whether written or oral relating to such employment.

Amendment. This Agreement may be modified or amended only by instrument in writing signed by the parties hereto.

  Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties, their respective successors and assigns, provided, however, that the obligations of Wilson are personal to him and may not be assigned by him.

  Miscellaneous. The captions and sections of this Agreement are for convenience only and shall not be construed to limit or affect the substance of any section of this Agreement. In case any provision of this Agreement shall be deemed to be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired as a result.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

INTERSTATE GENERAL COMPANY L.P.

By: Interstate General Management Corporation, General Partner

Date: January 6, 2003	By: _____________/s/________________ Mark Augenblick, President

JAMES J. WILSON

Date: January 6, 2003	By: _____________/s/________________ James J. Wilson